Exhibit 99.1
NEWS RELEASE

CONTACT:	Investor Relations Irvine Sensors Corporation 714-444-8718 investorrelations@irvine-sensors.com
IRVINE SENSORS RECEIVES NASDAQ STAFF DETERMINATION REGARDING
STOCKHOLDERS’ EQUITY
FOR IMMEDIATE RELEASE
COSTA MESA, CALIFORNIA — May 6, 2009 — Irvine Sensors Corporation (NASDAQ: IRSN) today announced that it received a Nasdaq Staff Determination (the “Staff Determination”) on April 30, 2009 indicating that the Company is not in compliance with the minimum stockholders’ equity requirement for continued listing set forth in Nasdaq Listing Rule 5550(b) because the Company’s stockholders’ equity is below the Nasdaq minimum stockholders’ equity listing requirement of $2,500,000, and that the Company’s securities are, therefore, subject to delisting from The Nasdaq Capital Market. The Company has requested a hearing to appeal the Staff Determination before a Nasdaq Listing Qualifications Panel (the “Panel”) and to present the Company’s plan for regaining compliance with Rule 5550(b). The Staff Determination states that the submission of such a hearing request not later than 4:00 p.m. Eastern Time on May 7, 2009 will stay the suspension of trading of the Company’s common stock and the delisting of the Company’s securities pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.
Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies and research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s plans and ability to successfully appeal the Nasdaq Staff Determination and regain compliance with Nasdaq Listing Rule 5550(b). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by the Company herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to, the Company’s ability to raise additional capital on a timely basis, or at all, or to improve its operating results in the near future; the possibility that the Company’s plan for regaining compliance with Nasdaq Listing Rule 5550(b) will not be satisfactory to the Nasdaq Panel and/or that the Nasdaq Panel will not grant the Company’s request, or that the Company’s stock price could decline further; and such other factors described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.
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